EXHIBIT 99.1

Community West Bancshares Reports Third Quarter 2023 Earnings of $2.3 Million, or $0.25 Per Diluted Share; Declares Quarterly Cash Dividend of $0.08 Per Common Share

GOLETA, Calif., Oct. 27, 2023 (GLOBE NEWSWIRE) -- Community West Bancshares (“Community West” or the “Company”), (NASDAQ: CWBC), parent company of Community West Bank (the “Bank”), today reported net income of $2.3 million, or $0.25 per diluted share, for the third quarter of 2023, compared to $2.1 million, or $0.24 per diluted share, for the preceding quarter, and $3.5 million, or $0.39 per diluted share, for the third quarter of 2022. For the first nine months of 2023, the Company reported net income of $6.8 million, or $0.76 per diluted share, compared to $10.1 million, or $1.13 per diluted share, for the first nine months of 2022.

The Company’s Board of Directors declared a quarterly cash dividend of $0.08 per common share, payable November 30, 2023, to common shareholders of record on November 14, 2023.

“Our third quarter 2023 operating results were solid, with a steady balance sheet, ample capital levels and stable credit quality metrics,” stated Martin E. Plourd, President & Chief Executive Officer. “Our earnings for the third quarter reflect lower net interest income, which was impacted by higher deposit costs that were partially offset by higher asset yields. We continue to focus on funding our balance sheet, primarily through the growth of our core deposits, while keeping operating expenses in check. Although we anticipate a leaner loan pipeline as recessionary concerns continue and deposit pricing pressures persist, we are well positioned for stable growth throughout the remainder of the year.”

Recent Events

On October 10, 2023, the Company announced the signing of an Agreement of Reorganization and Merger with Central Valley Community Bancorp (“Central Valley”), (NASDAQ: “CVCY”), headquartered in Fresno, California, together with its banking subsidiary, Central Valley Community Bank (“CVCB”)., pursuant to which the companies will combine in an all-stock merger transaction. Under the terms of the agreement, Community West Bancshares will merge with and into Central Valley Community Bancorp and Community West Bank will merge with and into Central Valley Community Bank.

Community West Bank’s seven full-service banking offices in Santa Barbara, Ventura and San Luis Obispo Counties will combine with Central Valley Community Bank’s twenty full-service Banking Centers in eight counties. The transaction is subject to customary closing conditions, including regulatory approvals and shareholder approval from both parties. The Central Valley Community Bancorp and Community West Bancshares Boards of Directors have unanimously approved the transaction, which is expected to close in the second quarter of 2024. The resulting merged company will be named Community West Bancshares, and the merged Bank will be Community West Bank.

“Community West Bank opened for business in 1989 and is now the premier community bank serving Ventura, Santa Barbara, and San Luis Obispo Counties. Combining forces with Central Valley Community Bank is the next logical step in our growth strategy, particularly as both banks share so many fundamental values and practices,” said Plourd. “Both are equally committed to our communities, clients and employees, and both have fostered the same essential corporate culture focused on client advocacy by professional bankers and a legacy of deeply rooted stability.”

Third Quarter 2023 Financial Highlights:

  Net income was $2.3 million, or $0.25 per diluted share in the third quarter 2023, compared to $2.1 million, or $0.24 per diluted share in second quarter 2023, and $3.5 million, or $0.39 per diluted share in third quarter 2022.
  Net interest margin was 3.98% for the third quarter 2023, compared to 3.99% in second quarter 2023, and 4.39% in third quarter 2022.
  Return on average assets was 0.83% for the third quarter 2023, compared to 0.77% in second quarter 2023, and 1.25% in third quarter 2022.
  Return on average common equity was 7.72% for the third quarter 2023, compared to 7.47% in second quarter 2023, and 12.65% in third quarter 2022.
  The allowance for credit losses (ACL) was 1.30% of total loans held for investment at September 30, 2023, compared to 1.30% at June 30, 2023, and 1.21% at September 30, 2022.
  Net non-accrual loans were $3.2 million at September 30, 2023, compared to $974,000 at June 30, 2023, and $239,000 at September 30, 2022.
  The Bank’s uninsured deposits totaled approximately 21% of total deposits at September 30, 2023, and 22% at June 30, 2023.
  Book value per common share increased to $13.11 at September 30, 2023, compared to $12.88 at June 30, 2023, and $12.54 at September 30, 2022.
  The Bank’s capital position remains well-capitalized with a Tier 1 leverage ratio* of 10.81% at September 30, 2023, compared to 10.38% at June 30, 2023, and 9.83% at September 30, 2022.

* Capital Ratios are preliminary.

Income Statement

Total interest income decreased $162,000 in the third quarter 2023 to $14.6 million, compared to $14.7 million in the preceding quarter, and increased by $1.9 million compared to $12.7 million in the third quarter of 2022. Interest income from loans increased $170,000 to $13.3 million compared to the prior quarter. Interest income from securities and interest-earning deposits decreased $332,000 to $1.2 million compared to the prior quarter, primarily due to decreased average interest-earning deposit balances. Total interest expenses for the quarter increased $36,000 to $4.0 million compared to the prior quarter due to increased average balances, deposit portfolio mix, and higher rates paid on interest-bearing demand deposits and time deposits. Total wholesale deposits at the end of the third quarter were $284.1 million compared to $279.9 million at the end of the second quarter.

Total interest income increased $7 million during the first nine months of 2023 to $42.9 million compared to $35.9 million in the first nine months of 2022. Interest income from loans increased $4.8 million to $39.0 million compared to the same period in the prior year and interest income from securities and interest-bearing deposit balances increased $2.2 million to $3.9 million. Total interest expense increased $8.4 million to $10.6 million during the first nine months of 2023 compared to $2.2 million in the first nine months of 2022. The increase was primarily due to deposit costs increasing $8.3 million to $9.9 million compared to $1.6 million in the same period one year prior.

Net interest income decreased $198,000 to $10.5 million in the third quarter 2023, compared to $10.7 million in the preceding quarter and decreased $1.4 million compared to $11.9 million in third quarter 2022. The decrease in net interest income was attributable to less revenue from interest-bearing deposits and increased deposit costs. In the first nine months of 2023, net interest income decreased $1.4 million to $32.3 million, compared to $33.7 million in the first nine months of 2022. The decrease in net interest income was attributable to increased funding costs of $8.4 million, offset by increased revenues of $7.0 million which came from loans ($4.8 million) and investments ($2.2 million).

The yield on earning assets was 5.51% for the third quarter of 2023, a four-basis point improvement compared to the second quarter 2023 and an eighty-five-basis point improvement compared to the third quarter 2022. The yield on loans for the third quarter 2023 decreased one-basis point to 5.53%, compared to 5.54% for second quarter 2023 and increased fifty basis-points compared to the third quarter 2022 due to increased average balances and increased rates on new originations due to higher market rates. The yield on investment securities increased thirty-five-basis points to 5.61% during the third quarter due to higher rates earned on investments from variable rate securities and short-term investments in US Treasury securities. The yield on federal funds and interest-bearing-deposits increased twenty basis-points to 5.08%, compared to 4.88% for the second quarter 2023 and increased 299 basis-points compared to the third quarter of 2022 due to increases in rates earned for overnight deposits and money market deposits due to increases in the federal funds rate. The cost of funds for the third quarter increased five-basis points to 1.70%, compared to 1.65% for the preceding quarter due to higher rates paid on deposit accounts and changes in the portfolio mix. Net interest margin was 3.98% for third quarter of 2023, a one-basis point decrease compared to second quarter 2023 and a forty-one basis-point decrease compared to the third quarter 2022. The increase in yield on earning assets was offset by an increase in total cost of funds.

The cost of funds increased to 1.70% for the third quarter of 2023 compared to 0.30% for the third quarter of 2022. The increase was mainly due to increased rates paid on interest-bearing demand accounts and increased balances and rates on time deposits. The cost of interest-bearing deposits increased to 2.34%, compared to 0.33% in the third quarter 2022. The increase was due to higher average balances and costs for time deposits. During the first nine months of 2023, the net interest margin decreased two-basis points to 4.07%, compared to the first nine months of 2022. The decrease was due to higher average balances and costs from time deposits and higher costs from interest-bearing deposits.

Non-interest income for the third quarter 2023 decreased $65,000 to $1.1 million compared to the second quarter 2023. The decrease was attributable to less revenue from loan fees, gains from loan sales and service charges partially offset by an increase in other non-interest income. Other loan fees were $248,000 for the third quarter 2023 compared to $286,000 for second quarter 2023 due to less loan originations during the quarter. Gain on sale of loans was $24,000 in the third quarter 2023 compared to $56,000 in the second quarter of 2023 as a result of lower sales during the quarter. Other non-interest income increased $37,000 to $572,000 for the third quarter 2023, compared to $535,000 in the second quarter of 2023 and the increase is due to increases net servicing revenues.

Total non-interest income for the first nine months of 2023 decreased $225,000 to $3.0 million, compared to $3.2 million in the first nine months of 2022. The decrease was primarily due to a decrease of $135,000 in lower gain on loan sales and $212,000 less in loan and document processing fees.

Non-interest expenses decreased $491,000 to $8.4 million in the third quarter 2023 compared to $8.9 million in second quarter 2023. The decrease was primarily due to a $189,000 decrease in salaries and employee benefits, lower professional fees of $179,000 due to less consulting expenses during the quarter and a $103,000 decrease in advertising and marketing costs. In the first nine months of 2023, non-interest expense was $26.1 million, compared to $22.7 million in the first nine months of 2022. The increase over the nine-month period in the prior year was due to a $942,000 increase in salaries and benefits due to wage competition, increased benefit and insurance costs, a $755,000 increase in professional services due to higher audit and accounting fees and $200,000 in merger related transaction costs for legal and consulting expenses, a $790,000 increase in other expenses and a $323,000 increase in FDIC assessment charges as a result of changes in funding mix. The increase in other expenses is primarily related to a $992,000 collection and legal expense recovery in the first nine months of 2022.

Income tax expense increased $66,000 to $942,000 in the third quarter of 2023 compared to $876,000 in the second quarter of 2023. The effective tax rate for the third quarter of 2023 was 29.5% compared to 29.2% in the second quarter of 2023.

Balance Sheet

Total assets increased $8.9 million, or 0.8%, to $1.14 billion at September 30, 2023, compared to $1.13 billion at June 30, 2023, and increased $52.0 million, or 4.8%, compared to $1.09 billion, at September 30, 2022. Total interest-earning deposits in other financial institutions increased $10.0 million to $138.8 million at September 30, 2023, compared to $128.8 million at June 30, 2023, and increased $89.3 million compared to $49.5 million at September 30, 2022. Total investment securities were $17.6 million at quarter end, compared to $17.2 million at June 30, 2023.

Total loans decreased $3.6 million to $952.7 million at September 30, 2023, compared to $956.3 million at June 30, 2023, and increased $7.0 million, or 0.7%, compared to $945.7 million at September 30, 2022. Commercial real estate loans outstanding (which include SBA 504, construction and land) decreased $2.7 million during the quarter to $557.0 million at September 30, 2023, compared to $560.0 million at June 30, 2023, and increased $12.6 million compared to $544.4 million at September 30, 2022. Manufactured housing loans increased $3.9 million during the quarter to $325.1 million at September 30, 2023, compared to $321.1 million at June 30, 2023, and increased $15.1 million compared to $310.0 million at September 30, 2022. Commercial loans decreased $4.1 million during the quarter to $52.0 million at September 30, 2023, compared to $56.0 million at June 30, 2023, and decreased $18.8 million compared to $70.8 million at September 30, 2022.

Other assets increased $2.0 million to $41.5 million on September 30, 2023, compared to $39.5 million on June 30, 2023, and decreased $951,000 compared to $42.5 million at September 30, 2022.

Total deposits increased $4.4 million to $916.1 million on September 30, 2023, compared to $911.7 million at June 30, 2023, and increased $63.9 million, or 7.5%, compared to $852.2 million at September 30, 2022. Non-interest-bearing demand deposits were $190.8 million at September 30, 2023, a $4.8 million decrease compared to $195.6 million at June 30, 2023, and a $52.3 million decrease compared to $243.1 million at September 30, 2022. Interest-bearing demand deposits decreased $3.8 million to $456.8 million at September 30, 2023, compared to $460.6 million at June 30, 2023, and increased $17.3 million compared to $439.5 million at September 30, 2022. Certificates of deposit, which include brokered deposits, increased $14.6 million during the quarter to $251.6 million at September 30, 2023, compared to $237.0 million at June 30, 2023, and increased $105.8 million compared to $145.8 million at September 30, 2022.

Total borrowings were $90.0 million at September 30, 2023 and at June 30, 2023, and $110.0 million at September 30, 2022.

Stockholders’ equity increased to $116.1 million at September 30, 2023, compared to $113.9 million at June 30, 2023, and $109.8 million at September 30, 2022. Book value per common share increased to $13.11 at September 30, 2023, compared to $12.88 at June 30, 2023, and $12.54 at September 30, 2022.

Credit Quality

The Company recorded a provision for credit loss expense of $43,000 in the third quarter of 2023, compared to a provision for credit loss expense of $12,000 in second quarter 2023, and a provision expense of $298,000 in third quarter 2022. The provision expense for the third quarter included a $103,000 expense related to available-for-sale investments and a $60,000 provision credit related to loans and unfunded commitments. The allowance for credit losses was $12.1 million, or 1.30% of total loans held for investment, at September 30, 2023. Net non-accrual loans, plus net other assets acquired through foreclosure, were $4.7 million at September 30, 2023, compared to $1.0 million at June 30, 2023, and $2.5 million at September 30, 2022.

Net non-accrual loans were $3.2 million as of September 30, 2023, compared to $974,000 at June 30, 2023, and $239,000 at September 30, 2022. Of the $3.2 million of net non-accrual loans at September 30, 2023, $2.0 million were construction loans, $727,000 were manufactured housing loans, $327,000 were commercial real estate loans and $141,000 were single family loans.

There was $1.5 million in other assets acquired through foreclosure as of September 30, 2023, compared to $65,000 at June 30, 2023, and $2.3 million at September 30, 2022. The increase as of September 30, 2023, was due to the addition of two parcels related to one borrower, which was transferred to OREO at a $278,000 gain at the time of foreclosure.

Stock Repurchase Program

On August 30, 2023, the Company announced that its Board of Directors has extended the stock repurchase plan until August 31, 2025. The Company did not repurchase shares during the third quarter of 2023, leaving $1.4 million available under the previously announced repurchase program.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank (by assets) serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties. Community West Bank has seven full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, San Luis Obispo, Oxnard and Paso Robles. The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.

Safe Harbor Disclosure

This release contains certain forward-looking statements about the Company and the Bank that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about future financial and operational results, expectations, or intentions are forward-looking statements. Such statements reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control, which may cause actual results, performance, or achievements to differ materially from those expressed in such statements, including, but not limited to, the following: deterioration in the strength of the United States economy in general and of the local economies in which we conduct operations, the effect of, and changes in, trade, monetary and fiscal policies and laws, including changes in the interest rate policies of the Board of Governors of the Federal Reserve System; continued high inflation; disruptions in credit and capital markets and government policies that could lead to a tightening of credit and an increase in credit losses; our ability to attract and retain deposits and other sources of funding and liquidity, the impact of bank failures during this past year and other adverse developments to financial institutions and the general reaction by bank customers and by investors in the capital markets regarding the stability and ability of banks to meet ongoing liquidity demands; the effect of international conflicts and the potential involvement of the United States in such conflicts; weather, natural disasters, and climate change; increased unemployment; deterioration in credit quality of our loan portfolio and/or the value of the collateral securing the repayment of those loans, including those involving real estate; reduction in the value of our investment securities; risks from the continuing COVID-19 pandemic; the costs and effects of litigation and of adverse outcomes of such litigation; the cost and ability to attract and retain key employees; a breach of our operational or security systems, policies or procedures including cyber-attacks on us or third party vendors or service providers; regulatory or legal developments, including any requirement to increase capital levels imposed by law or regulation; United States tax policies, including our effective income tax rate; and our ability to implement and execute our business plan and strategy and expand our operations as provided therein. Actual results may differ materially from those set forth or implied in the forward-looking statements as a result of a variety of factors including the risk factors contained in documents filed by the Company with the Securities and Exchange Commission and are available in the “Investor Relations” section of our website, https://www.communitywest.com/sec-filings/documents/default.aspx. The Company is under no obligation (and expressly disclaims any obligation) to update or alter such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Additional Information about the Proposed Transaction and Where to Find It

Investors and security holders are urged to carefully review and consider each of Central Valley and Community West public filings with the Securities Exchange Commission (“SEC”), including but not limited to their respective Annual Reports on Form 10-K, its Proxy Statements, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. Central Valley’s documents filed with the SEC may be obtained free of charge at Central Valley’s website at www.cvcb.com or at the SEC’s website at www.sec.gov. Central Valley’s documents may also be obtained free of charge from Central Valley by requesting them in writing to Central Valley Community Bancorp, 7100 N. Financial Drive, Suite 101, Fresno, California 93720; Attention: Corporate Secretary, or by telephone at (559)298-1775. Community West documents filed with the SEC may be obtained free of charge at Community West’s website at www.communitywestbank.com or at the SEC’s website at www.sec.gov. Community West documents may also be obtained free of charge from Community West by requesting them in writing to Community West Bancshares, 445 Pine Avenue, Goleta, California 93117, or by telephone at (805) 692-5821; Attention Corporate Secretary.

Central Valley intends to file a registration statement on Form S-4 with the SEC which will include a joint proxy statement/prospectus which will be distributed to the shareholders of Central Valley and Community West in connection with their vote on the merger. Before making any voting or investment decision, investors and security holders of Central Valley and Community West are urged to carefully read the entire joint proxy statement/prospectus, when it becomes available, as well as any amendments or supplements thereto, because it will contain important information about the proposed transaction. Investors and security holders will be able to obtain the joint proxy statement/prospectus free of charge from the SEC’s website or from Central Valley or Community West by writing to the address provided in the paragraph above.

The directors, executive officers and certain other members of management and employees at Central Valley and Community West may be deemed participants in the solicitation of proxies in favor of the merger from their respective shareholders. Information about the directors and executive officers of Central Valley is included in the proxy statement for its 2023 Annual Meeting of Shareholders, which was filed with the SEC on March 31, 2023. Information about the directors and executive officers of Community West is included in the proxy statement for its 2023 Annual Meeting of Shareholders, which was filed with the SEC on April 17, 2023.

Contact:
Richard Pimentel, EVP & CFO
805.692.4410
www.communitywestbank.com

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022

Cash and cash equivalents	$1,855	$1,801	$1,533	$1,379	$1,806
Interest-earning deposits in other financial institutions	138,764	128,754	166,342	63,311	49,489
Investment securities	17,591	17,241	18,225	29,470	59,909
Loans:
Commercial	51,968	56,047	62,477	74,929	70,811
Commercial real estate	556,945	559,677	555,339	545,317	544,373
SBA	6,169	6,324	6,418	6,855	6,955
Paycheck Protection Program (PPP)	192	225	684	1,773	1,810
Manufactured housing	325,068	321,127	315,326	315,825	309,989
Single family real estate	10,590	10,529	9,582	8,678	8,943
HELOC	2,556	2,556	2,557	2,613	3,373
Other (1)	(806)	(235)	(890)	(648)	(560)
Total loans	952,682	956,250	951,493	955,342	945,694

Loans, net
Held for sale	18,435	19,126	21,045	21,033	22,096
Held for investment	934,247	937,124	930,448	934,309	923,598
Less: Allowance for credit losses	(12,135)	(12,148)	(12,065)	(10,765)	(11,113)
Net held for investment	922,112	924,976	918,383	923,544	912,485
NET LOANS	940,547	944,102	939,428	944,577	934,581

Other assets	41,542	39,532	42,055	52,765	42,493

TOTAL ASSETS	$1,140,299	$1,131,430	$1,167,583	$1,091,502	$1,088,278

Deposits
Non-interest-bearing demand	$190,817	$195,612	$205,324	$216,494	$243,100
Interest-bearing demand	456,808	460,597	437,770	428,173	439,455
Savings	16,905	18,548	20,929	23,490	23,865
Certificates of deposit ($250,000 or more)	14,911	10,328	6,268	6,693	9,909
Other certificates of deposit	236,652	226,639	250,513	200,234	135,860
Total deposits	916,093	911,724	920,804	875,084	852,189
Other borrowings	90,000	90,000	115,000	90,000	110,000
Other liabilities	18,144	15,765	18,990	13,768	16,268
TOTAL LIABILITIES	1,024,237	1,017,489	1,054,794	978,852	978,457

Stockholders' equity	116,062	113,941	112,789	112,650	109,821
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$1,140,299	$1,131,430	$1,167,583	$1,091,502	$1,088,278

Common shares outstanding	8,850	8,849	8,835	8,798	8,755

Book value per common share	$13.11	$12.88	$12.77	$12.80	$12.54

(1) Includes consumer, other loans, securitized loans, and deferred fees

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022
Interest income
Loans, including fees	$13,331	$13,161	$12,489	$12,467	$11,867
Investment securities and other	1,222	1,554	1,096	811	787
Total interest income	14,553	14,715	13,585	13,278	12,654

Deposits	3,830	3,751	2,277	913	528
Other borrowings	204	247	278	224	203
Total interest expense	4,034	3,998	2,555	1,137	731
Net interest income	10,519	10,717	11,030	12,141	11,923
Provision for credit losses	43	12	(722)	(461)	298
Net interest income after provision for credit losses	10,476	10,705	11,752	12,602	11,625
Non-interest income
Other loan fees	248	286	169	246	292
Gains from loan sales, net	24	56	30	12	49
Document processing fees	88	102	78	85	114
Service charges	149	167	154	143	114
Other	572	535	331	278	303
Total non-interest income	1,081	1,146	762	764	872
Non-interest expenses
Salaries and employee benefits	5,039	5,228	5,202	4,821	4,752
Occupancy, net	1,093	1,135	1,098	1,116	1,046
Professional services	672	851	919	1,236	653
Data processing	349	377	349	346	302
Depreciation	180	183	180	176	173
FDIC assessment	331	276	182	111	131
Advertising and marketing	179	282	210	234	196
Stock-based compensation	75	74	246	32	71
Other	445	448	448	507	286
Total non-interest expenses	8,363	8,854	8,834	8,579	7,610
Income before provision for income taxes	3,194	2,997	3,680	4,787	4,887
Provision for income taxes	942	876	1,216	1,411	1,409
Net income	$2,252	$2,121	$2,464	$3,376	$3,478
Earnings per share:
Basic	$0.25	$0.24	$0.28	$0.38	$0.40
Diluted	$0.25	$0.24	$0.27	$0.38	$0.39

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022

Interest income
Loans, including fees	$13,331	$11,867	$38,981	$34,190
Investment securities and other	1,222	787	3,872	1,670
Total interest income	14,553	12,654	42,853	35,860

Deposits	3,830	528	9,858	1,598
Other borrowings	204	203	729	593
Total interest expense	4,034	731	10,587	2,191
Net interest income	10,519	11,923	32,266	33,669
Provision for credit losses	43	298	(667)	266
Net interest income after provision for credit losses	10,476	11,625	32,933	33,403
Non-interest income
Other loan fees	248	292	703	915
Gains from loan sales, net	24	49	110	245
Document processing fees	88	114	268	337
Service charges	149	114	470	295
Other	572	303	1,438	1,422
Total non-interest income	1,081	872	2,989	3,214
Non-interest expenses
Salaries and employee benefits	5,039	4,752	15,469	14,527
Occupancy, net	1,093	1,046	3,326	3,064
Professional services	672	653	2,442	1,687
Data processing	349	302	1,075	919
Depreciation	180	173	543	535
FDIC assessment	331	131	789	466
Advertising and marketing	179	196	671	687
Stock-based compensation	75	71	395	257
Other	445	286	1,341	551
Total non-interest expenses	8,363	7,610	26,051	22,693
Income before provision for income taxes	3,194	4,887	9,871	13,924
Provision for income taxes	942	1,409	3,034	3,851
Net income	$2,252	$3,478	$6,837	$10,073
Earnings per share:
Basic	$0.25	$0.40	$0.77	$1.16
Diluted	$0.25	$0.39	$0.76	$1.13

COMMUNITY WEST BANCSHARES
Average Balance, Average Yield Earned, and Average Rate Paid
(unaudited)
(in 000's)

	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2023			June 30, 2023			September 30, 2022
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets
Federal funds sold and interest-earning deposits	$70,564	$903	5.08%	$100,860	$1,226	4.88%	$76,265	$401	2.09%
Investment securities	22,568	319	5.61%	25,002	328	5.26%	65,148	386	2.35%
Loans (1)	955,609	13,331	5.53%	952,694	13,161	5.54%	935,169	11,867	5.03%
Total earnings assets	1,048,741	14,553	5.51%	1,078,556	14,715	5.47%	1,076,582	12,654	4.66%
Nonearning Assets
Cash and due from banks	2,114			2,021			2,177
Allowance for credit losses	(12,107)			(12,015)			(11,031)
Other assets	35,121			36,747			38,022
Total assets	$1,073,869			$1,105,309			$1,105,750
Interest-Bearing Liabilities
Interest-bearing demand deposits	$388,385	$1,908	1.95%	$398,061	$1,826	1.84%	$465,317	$325	0.28%
Savings deposits	17,797	13	0.29%	19,476	12	0.25%	25,133	14	0.22%
Time deposits	242,794	1,909	3.12%	262,182	1,913	2.93%	151,130	189	0.50%
Total interest-bearing deposits	648,976	3,830	2.34%	679,719	3,751	2.21%	641,580	528	0.33%
Other borrowings	90,217	204	0.90%	93,571	247	1.06%	90,764	203	0.89%
Total interest-bearing liabilities	$739,193	$4,034	2.17%	$773,290	$3,998	2.07%	$732,344	$731	0.40%
Noninterest-Bearing Liabilities
Noninterest-bearing demand deposits	200,804			201,536			248,538
Other liabilities	18,209			16,626			15,789
Stockholders' equity	115,663			113,857			109,079
Total Liabilities and Stockholders' Equity	$1,073,869			$1,105,309			$1,105,750
Net interest income and margin		$10,519	3.98%		$10,717	3.99%		$11,923	4.39%
Net interest spread			3.34%			3.40%			4.26%

Cost of total deposits			1.79%			1.71%			0.24%
Cost of funds			1.70%			1.65%			0.30%

(1) Includes nonaccrual and held for sale loans.

COMMUNITY WEST BANCSHARES
Average Balance, Average Yield Earned, and Average Rate Paid
(unaudited)
(in 000's)
	Nine Months Ended			Nine Months Ended
	September 30, 2023			September 30, 2022
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets
Federal funds sold and interest-earning deposits	$81,525	$2,925	4.80%	$143,455	$812	0.76%
Investment securities	24,911	948	5.09%	45,903	858	2.50%
Loans (1)	953,511	38,980	5.47%	912,414	34,190	5.01%
Total earnings assets	1,059,947	42,853	5.41%	1,101,772	35,860	4.35%
Nonearning Assets
Cash and due from banks	2,037			2,177
Allowance for credit losses	(12,199)			(10,805)
Other assets	36,848			38,195
Total assets	$1,086,633			$1,131,339
Interest-Bearing Liabilities
Interest-bearing demand deposits	$401,262	$5,032	1.68%	$493,332	$917	0.25%
Savings deposits	20,148	38	0.25%	24,827	47	0.25%
Time deposits	235,437	4,788	2.72%	163,666	634	0.52%
Total interest-bearing deposits	656,847	9,858	2.01%	681,825	1,598	0.31%
Other borrowings	93,352	729	1.04%	90,257	593	0.88%
Total interest-bearing liabilities	$750,199	$10,587	1.89%	$772,082	$2,191	0.38%
Noninterest-Bearing Liabilities
Noninterest-bearing demand deposits	204,719			236,531
Other liabilities	17,535			16,352
Stockholders' equity	114,180			106,374
Total Liabilities and Stockholders' Equity	$1,086,633			$1,131,339
Net interest income and margin		$32,266	4.07%		$33,669	4.09%
Net interest spread			3.52%			3.97%

Cost of total deposits			1.53%			0.23%
Cost of funds			1.48%			0.29%

(1) Includes nonaccrual and held for sale loans.

ADDITIONAL FINANCIAL INFORMATION
(Dollars and shares in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
PERFORMANCE MEASURES AND RATIOS	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Return on average common equity	7.72%	7.47%	12.65%	8.01%	12.66%
Return on average assets	0.83%	0.77%	1.25%	0.84%	1.19%
Efficiency ratio	72.09%	74.64%	59.48%	73.89%	61.53%
Net interest margin	3.98%	3.99%	4.39%	4.07%	4.09%

	Three Months Ended	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
AVERAGE BALANCES	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Average assets	$1,073,869	$1,105,309	$1,105,750	$1,086,633	$1,131,339
Average earning assets	1,048,741	1,078,556	1,076,582	1,059,947	1,101,772
Average total loans	955,609	952,694	935,169	953,511	912,414
Average deposits	849,780	881,255	890,118	861,566	918,356
Average common equity	115,663	113,857	109,079	114,180	106,374

EQUITY ANALYSIS	September 30, 2023	June 30, 2023	September 30, 2022
Total common equity	$116,062	$113,941	$109,821
Common stock outstanding	8,850	8,849	8,755

Book value per common share	$13.11	$12.88	$12.54

ASSET QUALITY	September 30, 2023	June 30, 2023	September 30, 2022
Nonaccrual loans, net	$3,195	$974	$239
Nonaccrual loans, net/total loans	0.34%	0.10%	0.03%
Other assets acquired through foreclosure, net	$1,511	$65	$2,250

Nonaccrual loans plus other assets acquired through foreclosure, net	$4,706	$1,039	$2,489
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.41%	0.09%	0.23%
Net loan (recoveries)/charge-offs in the quarter	$(45)	$(98)	$51
Net (recoveries)/charge-offs in the quarter/total loans	(0.00%)	(0.01%)	0.01%

Allowance for credit losses - loans	$12,135	$12,148	$11,113
Plus: Reserve for undisbursed loan commitments	424	427	96
Allowance for credit losses - loans / total loans held for investment	$12,559	$12,575	$11,209
Allowance for credit losses - loans	1.30%	1.30%	1.21%
Allowance for credit losses/nonaccrual loans, net	379.81%	1247.23%	4649.79%

Community West Bank *
Tier 1 leverage ratio	10.81%	10.38%	9.83%
Tier 1 capital ratio	12.06%	11.91%	11.30%
Total capital ratio	13.26%	13.09%	12.46%

INTEREST SPREAD ANALYSIS	September 30, 2023	June 30, 2023	September 30, 2022
Yield on total loans	5.53%	5.54%	5.03%
Yield on investments	5.61%	5.26%	2.35%
Yield on interest earning deposits	5.08%	4.88%	2.09%
Yield on earning assets	5.51%	5.47%	4.66%

Cost of interest-bearing deposits	2.34%	2.21%	0.33%
Cost of total deposits	1.79%	1.71%	0.24%
Cost of borrowings	0.90%	1.06%	0.89%
Cost of interest-bearing liabilities	2.17%	2.07%	0.40%
Cost of funds	1.70%	1.65%	0.30%

* Capital ratios are preliminary until the Call Report is filed.